Exhibit 99.2

EQV Ventures Acquisition Corp. II Announces Closing of Upsized $460 Million Initial Public Offering and Partial Exercise of Over-Allotment Option

PARK CITY, UTAH, July 03, 2025 (GLOBE NEWSWIRE) -- EQV Ventures Acquisition Corp. II (the “Company”), a special purpose acquisition company sponsored by an affiliate of the EQV Group, and formed for the purpose of entering into a business combination with one or more businesses, announced today the closing of its initial public offering of 42,000,000 units, upsized from 35,000,000 units, at a price of $10.00 per unit and the sale of an additional 4,000,000 units at $10.00 per unit pursuant to the underwriter’s partial exercise of its over-allotment option. Total gross proceeds from the offering were $460 million before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “EVACU” on July 2, 2025.

Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the ticker symbols “EVAC” and “EVACW,” respectively.

BTIG, LLC acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, Attn: Syndicate Department, or by email at ProspectusDelivery@btig.com.

Registration statements relating to these securities have been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on July 1, 2025.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated or that a search for an initial business combination will be successful.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

IR@eqvventures.com